UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No._)*




                           EDUCATION MANAGEMENT CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock, par value $0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    28140M103
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2009
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of              9,566

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            54,268,701
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                9,566

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           54,268,701

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          54,278,267


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           38.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              54,268,701
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               54,268,701

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


             54,268,701


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           38.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS V FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             21,859,478
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              21,859,478

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


            21,859,478


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


          15.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------


-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP V ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             21,859,478
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              21,859,478

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           21,859,478


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             10,908,983
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                             10,908,983

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         10,908,983


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          PN

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP V OFFSHORE ADVISORS,  L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                           10,908,983
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            10,908,983

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          10,908,983


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             7,982,737
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            7,982,737

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


            7,982,737


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


          5.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS V, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,982,737
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              7,982,737

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,982,737


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          OO

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS V GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             837,284
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                             837,284

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          837,284


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            837,284
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                             837,284

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          837,284


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------


----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP V EDMC HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                           740,881
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            740,881

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          740,881


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP V EDMC GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                           740,881
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            740,881

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          740,881


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          OO

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                           1,914,413
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            1,914,413

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          1,914,413


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------


----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2000 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                           1,914,413
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            1,914,413

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          1,914,413


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            673,856
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            673,856

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          673,856


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

          CO

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            673,856
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            673,856

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          673,856


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            743,493
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            743,493

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          743,493


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            743,493
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            743,493

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          743,493


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2002, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            266,883
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            266,883

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          266,883


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

              0.2%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2002 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            266,883
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            266,883

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          266,883


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

              0.2%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            1,027,940
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            1,027,940

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          1,027,940


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            1,027,940
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            1,027,940

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          1,027,940


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            231,961
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            231,961

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          231,961


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            231,961
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            231,961

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          231,961


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            83,005
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            83,005

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          83,005


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

              0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            83,005
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            83,005

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          83,005


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

              0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            539,998
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            539,998

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          539,998


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            539,998
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            539,998

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          539,998


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

      GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT  FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            372,981
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            372,981

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          372,981


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

      GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            372,981
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            372,981

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          372,981


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            118,016
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            118,016

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          118,016


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------





----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            118,016
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                            118,016

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          118,016


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            135,862
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           135,862

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         135,862


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------





----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            135,862
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           135,862

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         135,862


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         MULTI-STRATEGY HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            154,772
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           154,772

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


        154,772


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            154,772
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           154,772

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


        154,772


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

         GOLDMAN SACHS EDMC INVESTORS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            7,157,920
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           7,157,920

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


       7,157,920


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




----------------------
  CUSIP No. 28140M103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS EDMC ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                            7,157,920
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           7,157,920

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


       7,157,920


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------






Item 1(a).         Name of Issuer:
                   EDUCATION MANAGEMENT CORPORATION

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   210 Sixth Avenue, 33rd Floor
                   Pittsburgh, PA 15222


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS V FUND, L.P.
                   GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS V GMBH & CO. KG
                   GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.
                   GSCP V EDMC HOLDINGS, L.P.
                   GS PRIVATE EQUITY PARTNERS 2000, L.P.
                   GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P
                   GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND,
                   L.P.
                   GS PRIVATE EQUITY PARTNERS 2002, L.P.
                   GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.
                   GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND,
                   L.P.
                   GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.
                   MULTI-STRATEGY HOLDINGS, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,
                   L.P.
                   GOLDMAN SACHS EDMC INVESTORS, L.P.
                   GSCP V ADVISORS, L.L.C.
                   GSCP V OFFSHORE ADVISORS,  L.L.C.
                   GS ADVISORS V, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   GSCP V EDMC GP, L.L.C.
                   GS PEP 2000 ADVISORS, L.L.C.
                   GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.
                   GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.
                   GS PEP 2002 ADVISORS, L.L.C.
                   GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.
                   GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.
                   GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.
                   GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.
                   GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.
                   GS EDMC ADVISORS, L.L.C.




Item 2(b).         Address of Principal Business Office or, if none, Residence:

                    THE GOLDMAN SACHS GROUP, INC., GOLDMAN, SACHS & CO., GS CAPITAL PARTNERS V FUND, L.P., GS CAPITAL PARTNERS V OFFSHORE FUND, L.P., GS CAPITAL PARTNERS V INSTITUTIONAL, L.P., GSCP V EDMC HOLDINGS, L.P., GOLDMAN SACHS EDMC INVESTORS, L.P., GS PRIVATE EQUITY PARTNERS 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P., GS PRIVATE EQUITY PARTNERS 2002, L.P., GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P., GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P., MULTI-STRATEGY HOLDINGS, L.P., GSCP V ADVISORS, L.L.C., GS ADVISORS V, L.L.C., GSCP V EDMC GP, L.L.C., GS EDMC ADVISORS, L.L.C., GS PEP 2000 ADVISORS, L.L.C., GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C., GS PEP 2002 ADVISORS, L.L.C., GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C., GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C., GSCP V OFFSHORE ADVISORS, GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C., GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C., GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.:
                    85 Broad Street, New York, NY 10004

                    GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P., GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.,
                    GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P., , L.L.C., GS PEP
                    2000 OFFSHORE HOLDINGS ADVISORS, INC., GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC., GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC., MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS, INC.:
                    c/o M&C Corporate  Services  Ltd.,  P.O. Box
                    309, Grand Cayman, Cayman Islands


                    GS CAPITAL PARTNERS V GMBH & CO. KG, GOLDMAN, SACHS MANAGEMENT GP GMBH:
                    Messeturm,  Friedrich-Ebert-Anlage  49
                    60323, Frankfurt/Main, Germany

Item 2(c).         Citizenship:

                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS V FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.- Cayman Islands
                   GS CAPITAL PARTNERS V INSTITUTIONAL, L.P. - Delaware
                   GS CAPITAL PARTNERS V GMBH & CO. KG - Germany
                   GS PRIVATE EQUITY PARTNERS 2000, L.P. - Delaware
                   GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P - Cayman Islands
                   GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P.- Delaware
                   GS PRIVATE EQUITY PARTNERS 2002, L.P. - Delaware
                   GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P. - Cayman Islands
                   GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P.- Delaware
                   GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.
                   - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P. - Delaware GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. - Cayman Islands
                   MULTI-STRATEGY HOLDINGS, L.P. - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY Partners 2004 - Direct Investment Fund, L.P. - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. - Delaware
                   GSCP V EDMC HOLDINGS, L.P. - Delaware
                   GOLDMAN SACHS EDMC INVESTORS, L.P.  - Delaware
                   GS EDMC ADVISORS, L.L.C. - Delaware
                   GSCP V ADVISORS, L.L.C. - Delaware
                   GSCP V OFFSHORE ADVISORS,  L.L.C. - Delaware
                   GS ADVISORS V, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   GSCP V EDMC GP L.L.C - Delaware
                   GS PEP 2000 ADVISORS L.L.C. - Delaware
                   GS PEP 2000 Offshore Holdings ADVISORS InC. - Cayman Islands GS PEP 2000 DIRECT INVESTMENT ADVISORS L.L.C - Delaware
                   GS PEP 2002 ADVISORS L.L.C. - Delaware
                   GS PEP 2002 Offshore Holdings ADVISORS INC. - Cayman Islands GS PEP 2002 DIRECT INVESTMENT ADVISORS L.L.C. - Delaware
                   GS PEP 2002 EMPLOYEE FUNDSGP L.L.C. - Delaware
                   GOLDMAN SACHS PEP 2004 ADVISORS L.L.C. - Delaware
                   GOLDMAN SACHS PEP 2004 Offshore Holdings ADVISORS INC.- Cayman Islands
                   MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC. - Cayman
                   Islands
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS L.L.C. - Delaware
                   GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C. - Delaware


Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01

Item 2(e).         CUSIP Number:
                   28140M103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] INVESTMENT company registered under Section 8 of the INVESTMENT Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An INVESTMENT adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                    Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from,or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                    NONE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

* In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V FUND, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V OFFSHORE FUND, L.P

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V GMBH & CO. KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GSCP V EDMC HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY Partners 2000 - DIRECT INVESTMENT  Fund, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY PARTNERS 2002, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY Partners 2002 - DIRECT INVESTMENT  Fund, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY Partners 2004 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

            GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS EDMC INVESTORS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V OFFSHORE ADVISORS,  L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS ADVISORS V, L.L.C

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V EDMC GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS EDMC ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact





                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS V FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS V GMBH & CO. KG
  99.10         Power of Attorney, relating to
                GSCP V EDMC HOLDINGS, L.P.
  99.11         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2000, L.P.
  99.12         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P
  99.13         Power of Attorney, relating to
                GS PRIVATE EQUITY Partners 2000 - DIRECT INVESTMENT  Fund, L.P.
  99.14         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2002, L.P.
  99.15         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.
  99.16         Power of Attorney, relating to
                GS PRIVATE EQUITY Partners 2002 - DIRECT INVESTMENT  Fund, L.P.
  99.17         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.
  99.18         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS,
                L.P.
  99.19         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - Direct
                INVESTMENT  Fund, L.P.
  99.20         Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.
  99.21         Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.
  99.22         Power of Attorney, relating to
                GOLDMAN SACHS EDMC INVESTORS, L.P.
  99.23         Power of Attorney, relating to
                GSCP V ADVISORS, L.L.C.
  99.24         Power of Attorney, relating to
                GSCP V OFFSHORE ADVISORS,  L.L.C.
  99.25         Power of Attorney, relating to
                GS ADVISORS V, L.L.C
  99.26         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.27         Power of Attorney, relating to
                GSCP V EDMC GP, L.L.C.
  99.28         Power of Attorney, relating to
                GS PEP 2000 ADVISORS, L.L.C.
  99.29         Power of Attorney, relating to
                GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.
  99.30         Power of Attorney, relating to
                GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.
  99.31         Power of Attorney, relating to
                GS PEP 2002 ADVISORS, L.L.C.
  99.32         Power of Attorney, relating to
                GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.
  99.33         Power of Attorney, relating to
                GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.
  99.34         Power of Attorney, relating to
                GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.
  99.35         Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.
  99.36         Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.
  99.37         Power of Attorney, relating to
                MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.
  99.38         Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.
  99.39         Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.
  99.40         Power of Attorney, relating to
                MULTI-STRATEGY HOLDINGS, L.P.
  99.41         Power of Attorney, relating to
                GS EDMC ADVISORS, L.L.C.



                                                                  EXHIBIT (99.1)


                    JOINT FILING AGREEMENT



In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01, of EDUCATION MANAGEMENT CORPORATION and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V FUND, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V OFFSHORE FUND, L.P

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS V GMBH & CO. KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GSCP V EDMC HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY Partners 2000 - DIRECT INVESTMENT  Fund, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY PARTNERS 2002, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PRIVATE EQUITY Partners 2002 - DIRECT INVESTMENT  Fund, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY Partners 2004 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

            GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS EDMC INVESTORS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V OFFSHORE ADVISORS,  L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS ADVISORS V, L.L.C

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             MULTI-STRATEGY HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GSCP V EDMC GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


             GS EDMC ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact


                                                                  EXHIBIT (99.2)



                              ITEM 7 INFORMATION



The securities being reported on by The GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned by GS CAPITAL PARTNERS V FUND, L.P., GS CAPITAL PARTNERS V OFFSHORE FUND, L.P., GS CAPITAL PARTNERS V INSTITUTIONAL, L.P., GS CAPITAL PARTNERS V GMBH & CO. KG, GSCP V EDMC Holdings, L.P., GOLDMAN SACHS EDMC INVESTORS, L.P., GS PRIVATE EQUITY Partners 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000 Offshore Holdings, L.P., GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT Fund, L.P., GS PRIVATE EQUITY PARTNERS 2002, L.P., GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P., GS PRIVATE EQUITY Partners 2002 - DIRECT INVESTMENT Fund, L.P., GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P., MULTI-STRATEGY HOLDINGS, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P. and GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the GS Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investing Entities.




                                                                  EXHIBIT (99.3)




                               ITEM 8 INFORMATION


Each of GS CAPITAL PARTNERS V FUND, L.P., GS CAPITAL PARTNERS V OFFSHORE FUND, L.P., GS CAPITAL PARTNERS V INSTITUTIONAL, L.P., GS CAPITAL PARTNERS V GMBH & CO. KG, GSCP V EDMC HOLDINGS, L.P., GOLDMAN SACHS EDMC INVESTORS, L.P., GS PRIVATE EQUITY PARTNERS 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P., GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P., GS PRIVATE EQUITY PARTNERS 2002, L.P., GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P., GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P., GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P., MULTI-STRATEGY HOLDINGS, L.P., GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P. and GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (collectively, the "GS Investing Entities") is a party to a Shareholders Agreement, dated as of October 7, 2009, by and among Education Management Corporation (the "Company"), the GS Investing Entities, funds associated with Providence Equity Partners, funds associated with Leeds Equity Partners and the other shareholders that are signatories thereto (the "Shareholders Agreement"). The Shareholders Agreement provides that certain of the GS Investing Entities and certain of the funds affiliated with Providence Equity Partners will each have the right to designate up to two of the Company's directors and certain of the funds associated with Leeds Equity Partners will have the right to designate one of the Company's directors. The Shareholders Agreement requires the parties thereto to vote their shares of the Company's Common Stock, par value $0.01 per share ("Common Stock") for directors that are designated in accordance with the provisions of the Shareholders Agreement. The Shareholders Agreement also contains certain provisions regarding transfer restrictions, drag-along rights and tag-along rights with respect the shares of Common Stock owned by the parties thereto. The aggregate number of shares of Common Stock beneficially owned collectively by the GS Investing Entities, funds associated with Providence Equity Partners and funds associated with Leeds Equity Partners (collectively, the "Significant Holders"), based on available information, is 105,018,466, which represents approximately 73.5% of the outstanding Common Stock and the aggregate number of shares of Common Stock beneficially owned collectively by the Significant Holders and other parties to the Shareholders Agreement, based on available information, is 117,792,522, which represents approximately 82.5% of the outstanding Common Stock. The share ownership reported for the GS Investing Entities does not include any shares of Common Stock owned by the other parties to the Shareholders Agreement, except to the extent disclosed in this Schedule 13G. Each of the GS Investing Entities disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Shareholders Agreement, except to the extent disclosed in this
Schedule 13G.


                                                                  EXHIBIT (99.4)


                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6, 2008.

THE GOLDMAN SACHS GROUP, INC.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Executive Vice President and General Counsel



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company"), pursuant to that Power of Attorney dated October 6,2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                  EXHIBIT (99.5)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6,2008.

GOLDMAN, SACHS & CO.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT



KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO. (the "Company") , pursuant to that Power of Attorney dated October 6, 2008 (the "POA"), does hereby designate John Colangelo, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS & CO.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact
                                                                  EXHIBIT (99.6)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS V FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea Louro DeMar, John M. O'Rourke, Felicia J. Rector, Michael
T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized s ignatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 12, 2006.

GS CAPITAL PARTNERS V FUND, L.P.

By: GSCP V ADVISORS, L.L.C.,
its General Partner

By:/s/ Adrian M. Jones
----------------------------
Name: Adrian M. Jones
Title: Managing Director



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS V FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated April 12, 2006 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS V FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                  EXHIBIT (99.7)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS V OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea Louro DeMar, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its au thorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 12, 2006.

GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

By: GSCP V OFFSHORE ADVISORS,  L.L.C.,
       its General Partner

By:/s/ Adrian M. Jones
----------------------------
Name: Adrian M. Jones
Title: Managing Director



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS V OFFSHORE FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated April 12, 2006 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.8)


                                 POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS V INSTITUTIONAL, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea Louro DeMar, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 12, 2006.

GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

By: GS ADVISORS V, L.L.C.,
       its General Partner

By:/s/ Adrian M. Jones
----------------------------
Name: Adrian M. Jones
Title: Managing Director



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS V INSTITUTIONAL, L.P. (the "Company"), pursuant to that Power of Attorney dated April 12, 2006 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                  EXHIBIT (99.9)


                                  POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS V GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, Andrea Louro DeMar, John M. O'Rourke, Felicia J. Rector, Michael
T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorize d signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 12, 2006.

GS CAPITAL PARTNERS V GMBH & CO. KG

By: GS ADVISORS V, L.L.C.,
       its Managing Limited Partner

By:/s/ Adrian M. Jones
----------------------------
Name: Adrian M. Jones
Title: Managing Director




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS V GMBH & CO. KG (the "Company"), pursuant to that Power of Attorney dated April 12, 2006 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS V GMBH & CO. KG


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                EXHIBIT (99.10)


                                      POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP V EDMC HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GSCP V EDMC HOLDINGS, L.P.
 By: GSCP V EDMC GP, L.L.C.

By: /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Vice President/Treasurer




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP V EDMC HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSCP V EDMC HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                 EXHIBIT (99.11)

                             POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000,
L.P. (the "Company") does hereby make, constitute and appoint each of
Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS PRIVATE EQUITY PARTNERS 2000, L.P.

By: GS PEP 2000 Advisors, L.L.C.

By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.12)



                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.
By: GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.13)



                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT  FUND, L.P.
By: GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT  FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.14)



                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2002, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signator ies, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PRIVATE EQUITY PARTNERS 2002, L.P.

By: GS PEP 2002 ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2002, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY  PARTNERS 2002,  L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.15)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its a uthorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.

By: GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2002 OFFSHORE HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.16)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one o f its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT  FUND, L.P.

By: GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2002 - DIRECT INVESTMENT  FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.17)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authoriz ed signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.

By: Goldman Sachs PEP 2004 ADVISORS, L.L.C.

By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.18)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present b y one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.
By: Goldman Sachs PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.19)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004-DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally prese nt by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT  FUND, L.P.

By: Goldman Sachs PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW  ALL  PERSONS  BY  THESE  PRESENTS  that  Yvette  Kosic,  a duly  appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT  FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact






                                                                 EXHIBIT (99.20)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its autho rized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.

By: GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GS PRIVATE EQUITY PARTNERS 2002 EMPLOYEE FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.21)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one o f its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.

By: Goldman Sachs PEP 2004 EMPLOYEE FUNDS GP, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND,  L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact







                                                                 EXHIBIT (99.22)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS EDMC INVESTORS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatorie s, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN SACHS EDMC INVESTORS, L.P.

By: GS EDMC ADVISORS, L.L.C.


By: /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact ofGOLDMAN SACHS EDMC INVESTORS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.




GOLDMAN SACHS EDMC INVESTORS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                 EXHIBIT (99.23)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP V ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GSCP V ADVISORS, L.L.C.


By:  /s/ John E. Bowman
__________________________
Name: John E. Bowman
Title:    Managing Director





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP V ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.




GSCP V ADVISORS,  L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact






                                                                 EXHIBIT (99.24)
                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP V OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GSCP V OFFSHORE ADVISORS,  L.L.C.


By:   /s/ John E. Bowman
__________________________
Name: John E. Bowman
Title: Managing Director








                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP V OFFSHORE ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSCP V OFFSHORE ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.25)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS V, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby rati fying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS ADVISORS V, L.L.C.


By: /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Managing Director



                DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS ADVISORS V, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GS ADVISORS V, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.26)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:  /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Managing Director




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.27)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP V EDMC GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby rat ifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GSCP V EDMC GP, L.L.C.


By: /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Vice President/Treasurer





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GSCP V EDMC GP, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GSCP V EDMC GP, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact
                                                                 EXHIBIT (99.28)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the 'Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, here by ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PEP 2000 ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.29)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized s ignatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.(the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.30)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 30, 2009.

GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President



    DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company"), pursuant to that Power of Attorney dated September 30, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 DIRECT INVESTMENT  ADVISORS, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.31)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2002 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, here by ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PEP 2002 ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2002 ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2002 ADVISORS, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.32)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized s ignatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 30, 2009.

GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company"), pursuant to that Power of Attorney dated September 30, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GS PEP 2002 OFFSHORE HOLDINGS ADVISORS, INC.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.33)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2002 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2002 DIRECT INVESTMENT  ADVISORS, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.34)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signator ies, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.

By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2002 EMPLOYEE FUNDS GP, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.35)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signat ories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN SACHS PEP 2004 ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.36)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its a uthorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PEP 2004 OFFSHORE HOLDINGS ADVISORS, INC.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.37)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorize d signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                EXHIBIT (99.38)


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.

GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT  ADVISORS, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.39)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authoriz ed signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 30, 2009.

GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.


By: /s/ Ryan J. Boucher
____________________________
Name: Ryan J. Boucher
Title:    Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 30, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GOLDMAN SACHS PEP 2004 EMPLOYEE FUNDS GP, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact








                                                                 EXHIBIT (99.40)


                               POWER OF ATTORNEY




KNOW ALL PERSONS BY THESE PRESENTS that MULTI-STRATEGY HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


MULTI-STRATEGY HOLDINGS, L.P.

By: MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of MULTI-STRATEGY HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



MULTI-STRATEGY HOLDINGS OFFSHORE ADVISORS INC.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.41)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS EDMC ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS EDMC ADVISORS, L.L.C.


By:  /s/ John E. Bowman
____________________________
Name: John E. Bowman
Title:    Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS EDMC ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



GS EDMC ADVISORS, L.L.C.

By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact